CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated March 24, 2023 relating to the financial statements of Fury Gold Mines Limited, appearing in the Annual Report on Form 40-F of Fury Gold Mines Limited for the year ended December 31, 2022.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada

June 14, 2023